Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports relating to the consolidated and combined financial statements of Broadridge Financial Solutions, Inc. (the “Company”) and the effectiveness of the Company’s internal controls over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” as revised, effective July 1, 2005), dated August 14, 2008, appearing in the Annual Report on Form 10-K of the Company for the year ended June 30, 2008.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 4, 2009